Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Mama’s Creations, Inc. on Form S-8 of our report dated April 8, 2025, with respect to our audit of the consolidated financial statements of Mama’s Creations, Inc. as of January 31, 2025, and for the fiscal year the ended, which report is included in its Annual Report on Form 10-K for the fiscal year ended January 31, 2025.

Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of material weaknesses.

/s/ UHY LLP

New York, New York
April 15, 2025